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Exhibit 4.10

November 14 2011	Reference: 88902/6

VIA SEDAR

Alberta Securities Commission (as Principal Regulator under National Policy 11-202)
British Columbia Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
Autorité des marchés financiers
Nova Scotia Securities Commission
New Brunswick Securities Commission
Securities Commission of Newfoundland and Labrador
Prince Edward Island Securities Office
Northwest Territories Superintendent of Securities
Yukon Territory Superintendent of Securities
Nunavut Superintendent of Securities

Dear Sirs/Mesdames:

Re: Final Short Form Base Shelf Prospectus of TransCanada Corporation

We refer to the final short form base shelf prospectus dated November 14, 2011 (the "Prospectus") of TransCanada Corporation (the "Corporation") relating to the offering by the Corporation from time to time of up to $2,000,000,000 aggregate amount of common shares, first preferred shares, second preferred shares and subscription receipts of the Corporation.

We hereby consent to the references to our firm name under the headings "Legal Matters", "Interests of Experts" and "Documents filed as Part of the Registration Statement" in the Prospectus and to the use of statements attributed to our firm under the heading "Enforceability of Civil Liabilities "in the Prospectus.

We confirm that we have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from the statements referred to above or that are within our knowledge as a result of the services we performed in connection with such statements.

This letter is solely for the information of the securities commissions named above and is not to be referred to in whole or in part in the Prospectus or any other similar document and is not to be relied upon for any other purpose.

Yours truly,
"Blake, Cassels & Graydon LLP"

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  Exhibit 4.10